Exhibit 99.1

PRESS RELEASE

1004 N. Big Spring, Suite 400 Midland, TX 79701 (432) 684-3727 Relationshttp://www.plll.com	Contact:	Cindy Thomason Manager of Investor cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES
COMPLETION OF COMMON STOCK OFFERING
MIDLAND, Texas, (BUSINESS WIRE), December 6, 2007 — Parallel Petroleum Corporation (NASDAQ: PLLL) today announced that it has completed the sale of 3,000,000 shares of its common stock at an initial public offering price of $18.50 per share, resulting in net proceeds of approximately $52.5 million after underwriting discounts and estimated expenses. The sole underwriter for the offering is Jefferies & Company, Inc.
The common shares were issued under Parallel’s universal shelf registration statement. Copies of the final prospectus supplement relating to the offering may be obtained from the offices of Jefferies & Company, Inc., Equity Capital Markets, at 520 Madison Avenue, 12th Floor, New York, New York 10022: 1-888-449-2342.
Parallel intends to use the net proceeds from the offering for general corporate purposes and for conducting its exploitation, development and acquisition activities in certain core areas such as its Permian Basin properties and its Barnett Shale gas project. The proceeds will not be deployed all at once. Pending such use, Parallel intends to use the net proceeds to repay borrowings under its revolving credit facility. The Company anticipates that the net proceeds will be available under its revolving credit facility as needed in the future to finance its exploitation, development and acquisition activities, subject to its compliance with provisions of its revolving credit facility that are conditions to loans and funding under its revolving credit facility and any recalculation of its borrowing base, which is currently $200.0 million.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state.
The Company
Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the exploitation, development, acquisition and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado.
This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in the Company’s internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
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